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Exhibit 4.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF (I) ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS NOTE, AND (II) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE OR SUCH SECURITIES, FILED AND MADE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR UNLESS MAKER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO MAKER TO THE EFFECT THAT REGISTRATION UNDER SUCH ACT AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

JUNIOR SUBORDINATED UNSECURED PROMISSORY NOTE

$150,000.00	December 10, 2004

        FOR VALUE RECEIVED, the undersigned, UNI-PIXEL DISPLAYS, INC., a Texas corporation (hereinafter referred to as "Maker"), hereby unconditionally promises to pay to the order of NANOPORE, INCORPORATED, a Nevada corporation (hereinafter referred to as a "Holder"), at Holder's address as set forth in Section 13 below, the principal sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00), together with all accrued but unpaid interest thereon, in lawful money of the United States of America, on or prior to the Maturity Date (as such term is defined below), pursuant to the provisions of this Note as set forth as follows:

        1.    Definitions.    For purposes of this Note, capitalized terms shall have the meanings as set forth as follows (or as set forth elsewhere in this Note):

          (a)   "Conversion Shares" means shares of Maker's Common Stock, no par value per share.

          (b)   "Event of Default" means any of the following:

              (i)  Maker's failure to pay any installment within sixty (60) days immediately following the due date thereof as set forth in Section 2 of this Note; provided however, that no Event of Default shall have occurred under this Section 1(b)(i) in the event that Maker pays the entire unpaid principal amount of this Note (plus all interest accrued thereon) on or prior to the Maturity Date; or

             (ii)  The institution by Maker of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Maker, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by Maker in furtherance of any such action; or

            (iii)  If, within sixty (60) days after the commencement of an action against Maker (and service of process in connection therewith on Maker) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of Maker or all orders or proceedings thereunder affecting the operations or the business of Maker stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of Maker of any trustee, receiver or liquidator of Maker or of all or any substantial part of the properties of Maker, such appointment shall not have been vacated;

            (iv)  Any declared default of Maker under any Senior Indebtedness (as defined below) that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder; or

             (v)  Maker's failure to convert the outstanding principal amount of this Note (plus all interest accrued thereon) at Holder's election pursuant to the terms of Section 4 of this Note.

          (c)   "Maturity Date" means December 15, 2006.

          (d)   "Note" means this Junior Subordinated Secured Convertible Promissory Note.

          (e)   "Securities Act" means the Securities Act of 1933, as amended.

          (f)    "Security Agreement" means that certain Security Agreement, effective as of the date of this Note, entered into by and between Maker and Holder.

          (g)   "Senior Indebtedness" means the principal of and unpaid accrued interest on (i) all indebtedness of the Maker to CapSource Fund, L.P. and CapSource 2000 Fund, L.P., which is for money borrowed by Maker, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or an indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

        2.    Repayment.    Maker shall repay the aggregate principal amount of this Note (plus all interest accrued thereon at the rate described in Section 3 below) in twenty four (24) equal monthly installments of SIX THOUSAND NINE HUNDRED TWENTY ONE AND 74/100 DOLLARS ($6,921.74) each, due and payable on the fifteenth day of each month, beginning December 15, 2004, and continuing with each month thereafter until Maker shall have repaid the aggregate principal amount of this Note, plus all interest accrued thereon, to Holder.

        3.    Interest.    The principal amount of this Note shall bear interest until paid in full at the rate of TEN PERCENT (10%) per annum. Interest due on this Note shall be calculated for the entire term of the Note on the basis of the actual number of days elapsed during such term in a year consisting of three hundred sixty (360) days.

        4.    Conversion.    Holder may elect to convert the unpaid principal amount of any Previous Notes (plus all accrued but unpaid interest thereon) into Conversion Shares at a conversion price of one dollar ($1.00) per share up to and only until December 10, 2004. Holder shall make such election by delivery of written notice to Maker, and within ten (10) days of Maker's receipt of such notice, Maker shall issue to Holder certificate(s) representing the Conversion Shares. After such date of December 10, 2004, no conversion option will apply to this Note unless separately agreed to in writing by both Holder and Maker.

        5.    Prepayment.    This Note may be prepaid in part or in full at any time without penalty.

        6.    Remedies.    Upon the occurrence of an Event of Default, Holder may, at its option, declare the entire unpaid principal amount of this Note (plus all interest accrued thereon) immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and Holder shall have the right to foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by Holder hereof to Maker.

        7.    Security.    The payment of the principal and interest outstanding and due under this Note is unsecured.

        8.    Subordination.    The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Maker's Senior Indebtedness.

          (a)    Default on Senior Indebtedness.    If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of Maker, or if this Note shall be declared due and payable upon the occurrence of an Event of Default with respect to any Senior Indebtedness, then (i) no amount shall be paid by Maker in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with Maker by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within three (3) months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated. Notwithstanding the foregoing, Holder shall be entitled following the occurrence of such an Event of Default to foreclose on the Collateral identified in the Security Agreement attached hereto as Appendix "I".

          (b)    Effect of Subordination.    Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 8 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 8 shall impair, as between Maker and the Holder, the obligation of Maker, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

          (c)    Subrogation.    Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 8.1 above) to receive payments or distributions of assets of Maker applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between Maker and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by Maker to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 8 shall, as between Maker and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by Maker to or on account of the Senior Indebtedness.

          (d)    Undertaking.    By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by Maker or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 8.

        9.    Market Standoff.    Holder hereby agrees that, if so requested by Maker or any representative of the underwriters (the "Managing Underwriter") in connection with any registration of an offering of any securities of Maker under the Securities Act, Holder shall not sell or otherwise transfer any of its Convertible Securities or other securities of Maker during the 180-day period (or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by Maker) (the "Market Standoff Period") immediately following the effective date of a registration statement of Maker filed under the Securities Act. Such restriction shall apply only to the first registration statement of Maker to become effective under the Securities Act that includes securities to be sold on behalf of Maker to the public in an underwritten public offering under the Securities Act. Maker may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

        10.    Maximum Interest Rate.    If the laws of the State of New Mexico or the United States of America are now or ever revised, repealed, or judicially interpreted, so as to render usurious any amount called for under this Note, or contracted for, charged, taken, reserved, received, or paid, with respect to the loan or forbearance evidenced by this Note, or if any prepayment by Maker or other party, or computations of any sort, result in Maker or any other party to this instrument having paid, been charged, or contracted for any interest in excess of that permitted by law, then it is the express intent of Maker, Holder, and any other party to this instrument that all excess amounts contracted for, collected, charged, received, or taken by Holder or paid by Maker or any other party be credited on the principal amount of this Note (or if this Note has been paid in full, refunded to Maker or to whomever else may be so entitled), and the provisions of this Note be deemed reformed and the amounts thereafter collectable hereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder. It is expressly stipulated and agreed to be the intent of Maker and Holder and other parties to this instrument to at all times comply with the applicable usury laws of New Mexico and of the United States now or hereafter governing the interest paid on this Note and the loan or forbearance evidenced hereby.

        11.    Governing Law; Venue.    This Note shall be governed by and construed in accordance with the laws of the State of New Mexico and the applicable laws of the United States of America. Any action or proceeding under or in connection with this Note by or against Maker, Holder or any other party ever liable for payment of any sums of money payable on this Note shall be brought in any court in Bernalillo County, New Mexico. Maker, Holder and each such other party hereto hereby irrevocably (a) submit to the exclusive jurisdiction of such courts, and (b) waive any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.

        12.    Renewal and Modification.    This Note embodies the final, entire agreement of Maker and Holder with respect to the indebtedness evidenced by this Note and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the indebtedness evidenced by this Note and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of Maker and Holder. There are no oral agreements between Maker and Holder relating to the indebtedness evidenced by this Note.

        13.    Notices.    All notices, requests, consents, and other communications under this Note shall be in writing and shall be delivered personally, via facsimile, by overnight delivery service, or by first class mail, postage prepaid:

          (a)   if to Maker, at the following address:

      Uni-Pixel Displays, Inc.
      8040 Airport Road, Suite T
      Georgetown, TX 78628
      Telecopy No.: (512) 868-6649; and

          (b)   if to Holder, at the following address:

      NanoPore, Incorporated
      2501 Alamo SE
      Albuquerque, NM 87106
      Telecopy No.: (505) 247-4046.

        14.    Non-Transferability and Non-Assignability.    This Note is non-transferable and non-assignable by Holder without Maker's express written consent, which shall not be withheld unreasonably.

        IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first written above.

"MAKER"

UNI-PIXEL DISPLAYS, INC., a Texas corporation

By:	/s/ JIM TASSONE Jim Tassone, Chief Financial Officer

"HOLDER"

NANOPORE, INC., a Nevada corporation

By:	/s/ DOUG SMITH Dr. Doug Smith, President

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JUNIOR SUBORDINATED UNSECURED PROMISSORY NOTE